Exhibit 10.1
U.S. Executive Relocation Policy
Tier C
(B30/V+)

Published 1-2-2008	Effective January 1, 2008

Table of Contents

Introduction	4
Summary of Relocation Benefits	5
Eligibility	6
Eligibility	6
Expense Reimbursement	7
Reimbursable Expenses	7
Repayment Agreement	7
Interpretation and Changes in Relocation Policy	8
Exceptions	8
Core and Flexible Relocation Benefits	10
Relocation Benefits Package — Example	10
Miscellaneous Relocation Allowance = Core Benefit	11
Selling your Current Home = Core Benefit	12
Buyer Value Option Home Sale Program	12
Selection of an Agent	12
Marketing Strategy	13
Listing your home	13
Home Marketing Assistance and Marketing Updates	13
Property Condition inspections	13
Title Search	13
Receiving an Offer from an Outside Buyer	14
Closing the Sale with Lexicon	14
Non-covered Closing Expenses	14
Destination Assistance	15
For the Renter	15
For the Homeowner	15
House Hunting Trip = Core Benefit	16
Eligibility	16
Travel Arrangements	16
Destination Inspection Program	17
Service Provides	17
New Home Purchase Costs = Core Benefit	18
Eligibility	18
Tax Assistance	19
New Home Mortgage = Core Benefit	20
Preferred Lender	20
Advantages	20
Contact Information	20
Closing Cost Reimbursement	20
Renter’s Assistance = Core Benefit	21
Lease Termination	21
Finder’s Fees	21
Moving Your Household Goods = Core Benefit	23
Shipment	23
Items Not Eligible to be Transported — Expenses/Services Not Covered	23
Handling Oversized Items	24
Valuation Coverage	24
Automobiles	24
Storage	24
Pets	24
Temporary Living = Flexible Benefit	25
Covered Expenses	25
Excluded Expenses	25

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Duplicate Housing = Flexible Benefit	26
Reimbursed Expenses	26
Tax Assistance	26
Final Move Trip = Flexible Benefit	27
Final Move Defined	27
Air Travel	27
Personal Automobile Travel	27
Tax Considerations	28
Tax Assistance	28
Definitions	28
Excludable Expenses	28
Payments Not Eligible for Tax Assistance	29
Recordkeeping	29

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Introduction
Congratulations	Congratulations on your upcoming relocation with Discovery. This is an exciting and challenging time for you as you prepare for your move. We are here to make this process as stress-free as possible!

Relocation Policy	Discovery wants your transition to be as smooth as possible. Therefore, we have prepared this guide book to assist you with your move. This policy describes your core benefits and flexible benefits. The flexible benefits enable you to determine how to manage certain aspects of your relocation such as temporary living, house hunting and other miscellaneous items while the core benefits cover the main components of relocation such as packing and shipping house hold goods.

Throughout your relocation there are numerous personal, legal and tax matters to be considered. Making well-informed decisions requires a thorough understanding of Discovery’s relocation policy and your role in the process. Please take the time to read this policy carefully as you are responsible for adhering to policy guidelines.

Discovery has partnered with Lexicon Relocation (Lexicon) to assist you in coordinating all aspects of your relocation. Upon receiving your relocation completed authorization form by Discovery, Lexicon will assign a dedicated Relocation Counselor who will be your primary point of contact throughout your move. Your Relocation Counselor will navigate you through the relocation process and answer any questions. Your Relocation Counselor will also outline the information you need to provide Lexicon so that your needs can be responded to quickly and appropriately.

If you are a homeowner, do not contact a real estate firm to list your home or to purchase a new home prior to talking with your Lexicon Relocation Counselor.

Planning	We encourage you to become fully involved in your move and to work closely with the professionals who have been made available to you. The more actively that you participate and provide information, the more effectively your Relocation Counselor and others can serve you. Planning your move with a clear understanding of the policy will also help to avoid unpleasant surprises. The most successful moves are those that are well planned.

Best wishes for a successful relocation!

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Summary of Relocation Benefits

Policy Provision	Description
Eligibility	Current, full-time employee or newly hired employee in job bands 0-3.

Core Benefits	Maximum Allowable = 80% of annual salary not to exceed $200,000

Misc. Expense Allowance	Miscellaneous Relocation Expense Allowance equal to 1 month’s salary up to a maximum $25,000 less taxes

Home Sale Assistance	You must contact your Lexicon Relocation Counselor before contacting a real estate agent. • Home Marketing Assistance • Buyer Value Option Home Sale Program

Destination Services	Contact your Lexicon Relocation Counselor before contacting a real estate agent.

House Hunting Trip	Up to 5 Days for Employee, Spouse and Children to include: Economy class flight, meals, lodging and childcare provisions, if necessary. Per Diem for meals.

Home Purchase Closing Costs	Company reimburses reasonable and customary home purchase expenses.
• National Mortgage Lender services.

Renter’s Assistance	Maximum of two (2) months’ rent for any combination of lease cancellation, penalty charge, or forfeiture of lease.

Household Goods	Normal family household goods moved via van line selected by Lexicon

Flexible Benefits	Maximum Allowable = 20% of annual salary not to exceed $50,000

Auto Shipment(s)	• For distances between 300 — 500 miles, mileage paid for one auto and shipment of one auto
• For distances greater than 500 miles, shipment of up to two autos

Household Goods Storage	Storage of household goods during temporary living or final move.

Temporary Living	Temporary living expenses for fully furnished corporate apartment.

Duplicate Housing	Up to 6 months duplicate mortgage interest expense not to exceed $10,000

Final Move	Reasonable and actual en route expenses reimbursed including transportation, mileage, lodging and meals, airfare if move distance greater than 300 miles.

Spousal/Family Assistance	Contact your Corporate Human Resources Department

Maximum Reimbursements

Total Reimbursement	Discovery’s relocation program is not designed to cover all of your relocation costs; you may have some out-of-pocket expenses. In addition, your reimbursement will be limited to one time your annual salary, up to $250,000, excluding tax assistance. All expenses reimbursed will be in accordance with the relocation policy.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Eligibility
Purpose
This policy is designed to provide you with benefits and services; and to offset most of the major expenses associated with your relocation so you may devote your full energies to a smooth and productive transition to your new job.
Distance
Your relocation must result in a change of your primary residence within the United States and must meet the IRS 50-mile distance requirement. Relocation benefits will be paid if the distance between your former residence and your new work site is at least 50 miles greater than the distance between your former residence and your former work site.
Eligibility
You are eligible for the assistance described in this policy, if:
•	you are a current, full-time employee, or offered full-time employment by Discovery,

•	you are requested to relocate by Discovery and approved by Discovery as eligible to receive these benefits.

•	You must complete your relocation within two years from the start date (employment date) at your new location.
This policy is not an employment offer or employment contract or a guarantee of continued employment. The Company’s decisions regarding the application and interpretation of the relocation policy are final. Discovery also reserves the right to change or cancel all or part of the policy at any time.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Expense Reimbursement
Reimbursable
Expenses
You may be reimbursed for reasonable, necessary and properly authorized expenses covered by this program. You are expected to manage expenses at a conservative level and to be familiar with which expenses are reimbursable and which are not. The Company, at its discretion, may choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive. All expenses, unless otherwise specified, must be in accordance with Discovery’s Policies. Receipts are required for all reimbursable expenses. Credit card statements cannot be used in lieu of original receipts.
Steps To Follow
For
Reimbursement
You may use the following steps for submission of relocation expenses
•	Submit your relocation expenses using the expense report e-mailed to you by your Lexicon Relocation Counselor, or go on-line at www.lexiconrelocation.com, select Transferee Login and enter your username and password to complete your relocation expense report. Your Relocation Counselor will provide you with an ID and Password for initial access to the site.

•	Make a copy of the report and receipts for your records.

•	If mailing, complete and sign the Relocation Expense form, match your original receipts against it, attach all the original receipts to the Expense form and mail to the address specified on the form.

•	If submitting on-line, scan your receipts, attached to Expense Form, and submit on-line. You will be notified of receipt via email.
It is important to remember:
•	Relocation expenses must be separate and distinct from business expenses.

•	If you are traveling on business during this period, you must submit those expenses on a Discovery business expense report form.

•	You should keep records and original receipts of all your expenses, if scanning. This will assist in the completion of your federal and state tax returns at year-end.

•	You must not use your Discovery corporate credit card for any relocation expenses.

•	Cash payment may not be substituted for any specific benefit.
Repayment
Agreement
Moving an employee requires a substantial commitment by Discovery. Therefore, should you elect to voluntarily terminate your employment with Discovery during the 12-month period immediately following your effective start date in the new location (defined as the commencement of salary in the destination location); you will be required to repay Discovery all costs incurred by the Company.
You must sign and return the Repayment Agreement to Discovery before any relocation payments can be processed.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Confidentiality
In order for Lexicon to administer the provisions of the relocation policy, Discovery provides certain employee information (i.e. base salary, Social Security number, tax information, etc.). Lexicon agrees that its employees will maintain the confidentiality of this personal information and use it strictly for the purposes set forth in the policy.
Interpretation and Changes in
Relocation Policy
This document provides you with the information you need to know about the Discovery relocation policy. However, Discovery reserves the right to end, suspend or amend the Relocation Policy at any time. Further, Discovery retains the final discretionary authority to establish and interpret the provisions of this policy and determine eligibility for benefits.
Effective Date
This document describes the provisions of the Discovery Relocation Policy effective as of January 1, 2008.
Exceptions
Any deviations from this policy must be requested, in writing, through your Relocation. Discovery has the sole discretion to approve any exception requests prior to any reimbursement. Requests for exceptions after you have incurred the expense may not be reimbursed. Your manager does not have the authority to grant any exceptions to this policy.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Tracking Your Move on Lexicon’s Web Site
Lexicon’s Internet web site, www.lexiconrelocation.com will give you access to helpful relocation information and the details of your move. In addition to working with your Relocation Counselor, this web site provides another source of information that will help ensure a smooth transition to your new location.
Features and benefits of the web site include:
•	Online access to all important information on your relocation, including all relocation support contact names, phone numbers and status updates

•	Access to your relocation policy and your relocation document library

•	Housing information and maps

•	Tips, timelines and other useful links to help you make informed decisions and research tools for exploring your new destination city

•	Access to downloadable forms and checklists

•	Secured site to ensure that no one else can access your personal information
Your Relocation Counselor will provide you with a User ID and Password for access to your personal information. Once you have your ID and Password, go to www.lexiconrelocation.com and click on “Transferee Login.” Your Relocation Counselor will provide further written instructions for access in your introductory package. ( “Expense Reimbursement” section.)

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Core and Flexible Relocation Benefits
Relocation Benefits
Discovery provides you with flexibility in how you use your relocation benefits. Your relocation benefits are divided into Core benefits and Flexible benefits.
Core Relocation Benefits
The total costs of all Core relocation expenses cannot exceed 80% of your annual salary not to exceed $200,000. Core Relocation Benefits include:
•	Old Home Sale Costs

•	New Home Purchase Closing Costs

•	Household Goods Transportation

•	Miscellaneous Expense Allowance

•	Home Finding Trip
Flexible Relocation
Benefits
The total costs of all Flexible relocation costs cannot exceed 20% of your annual salary not to exceed $50,000. Flexible Relocation Benefits enable you to determine which relocation benefits will best meet your needs. Flexible relocation benefits include:
•	Shipment of automobile(s)

•	Duplicate Mortgage Interest Expense

•	Temporary living

•	Storage of household goods

•	Final move expenses for you and your family
Relocation Benefits Package — Example
Sample Annual Salary of $180,000 = Total Relocation Expense Cap of $180,000
ANY COSTS INCURRED BEYOND THE TOTAL CAP IS AT YOUR EXPENSE

Core Benefits		Flexible Benefits
Home Sale	$70,000	Auto Transportation	$2,000
Household Goods	$11,000	Duplicate Mortgage	$10,000
Miscellaneous Allowance	$15,000	Final Move	$10,000
New Home Closing Costs	$15,000	Storage	$4,000
House Hunting	$5,000	Temporary Housing	$30,000

TOTAL Submitted	$116,000	TOTAL Submitted	$56,000

Maximum Allowable: 80% of 1 x annual Salary	$144,000	Maximum Allowable: 20% of 1 x Annual Salary	$36,000
Total Reimbursed = $116,000 + $36,000 = $152,000

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Miscellaneous Relocation Allowance = Core Benefit
Miscellaneous Relocation
Allowance
To help defray expenses associated with your move that are not covered under the Discovery relocation policy, the Company will provide you with a Miscellaneous Expense Allowance. The Miscellaneous Allowance is equal to one month’s gross base salary not to exceed $25,000, less standard withholding taxes. The allowance is intended to reimburse you for many of the incidental expenses you incur as a direct result of your transfer. The MEA is considered a CORE relocation benefit. These expenses may include:
•	Tips or gratuities to movers,

•	Driver’s licenses and automobile registrations in the new location,

•	Utility hookups and/or deposits,

•	Expenses related to moving pets including transportation (i.e., boarding, veterinarian care),

•	Cleaning or maid service (new or old location),

•	Non-refundable annual tuition, club dues, memberships and/or subscriptions,

•	Tax consulting,

•	Pick up from storage or another location other than the primary residence,

•	Special Packing needs, and

•	Costs unique to your personal move not covered by this policy.

•	Laundry while in temporary living

•	New home property inspection

•	Relocation costs that exceed your flexible relocation benefits described below
Taxes Withheld
Payment of your Miscellaneous Expense Allowance will be made upon receipt of your signed Repayment Agreement and commencement of your relocation. The Miscellaneous Expense Allowance is reported as taxable income and taxes will be withheld based on your Discovery payroll records.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Selling your Current Home = Core Benefit
Buyer Value Option
Home Sale Program
Lexicon provides a home sale program benefit called the Buyer Value Option (BVO). The BVO program enables you to sell your home to Lexicon Relocation based on an acceptable offer from an outside buyer providing all requirements of the Buyer Value Option (BVO) program are met.
IMPORTANT: Please do not contact any real estate agent to list your home until you speak with your Lexicon Relocation Counselor about the BVO home sale program.
Selection of an Agent
Before you list, two Real Estate Firms/Agents will be recommended by Lexicon to provide a Broker Market Analysis (BMAs) to Lexicon and you. The BMA’s are reviewed by your Relocation Counselor; copies are sent to you for your review, and you and your Relocation Counselor will discuss the BMAs to set a target sale price.
Lexicon understands that getting the best price for your home is vital to a successful relocation. The selection of a knowledgeable real estate agent is very important. Lexicon has arranged to provide you access to a network of qualified real estate agents available in your community who specialize in assisting relocating employees and are trained in relocation home sale requirements.
Lexicon’s recommended real estate firms and agents are specially trained to effectively market your home, as well as, address the needs that are unique to relocation. In addition using one of these agents may relieve you of any pressure you may feel to use the services of a friend, relative or acquaintance in the real estate field.
Lexicon Relocation will provide you with qualified agents in your area from which to select a listing agent/firm. We recommend that you interview these agents to assess their ability to effectively market your home. Please advise them that you are considering using their services and they have been referred by Lexicon Relocation.
Some of the questions you might ask them to help you in your selection process are:
•	What is the current average marketing time for listings in my neighborhood?

•	How many homes similar to mine in price and location do you currently have listed?

•	How many homes similar to mine have you sold in the last 90 days?

•	In what locations and price ranges are you most active?

•	What are the comparable home listings and sales you will or have used to arrive at your recommended list price?

•	How do you intend to market my home (number/frequency of open broker and public houses, where and how will my home be advertised, other recommendations)?

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Marketing Strategy
The agent’s marketing strategy will include:
•	Suggestions on how to prepare your home for sale

•	A recommended listing price and anticipated sales price

•	Information on competing properties for sale and recently closed comparable homes

•	Creative home sale promotion ideas

•	Bi-weekly marketing update/status reports to you and Lexicon
Listing your home
Agent listing commissions should be limited to 6% and the initial listing period should be no longer than 90 days. To ensure you are priced right for the market, your list price should be no more than 105% of the agents’ anticipated sales price.
Home Marketing
Assistance and
Marketing Updates
Your Relocation Counselor will monitor the entire listing effort, including a review of homes currently listed in your area and an evaluation of recently closed properties to ensure that a realistic pricing strategy is in place. Marketing assistance also includes pro-active marketing strategy calls, follow-up on buyer and Realtor feedback, follow-up on advertising and open house events. Your Relocation Counselor will also make recommendations to adjust your price, sales terms, and/or conditions accordingly.
Property Condition inspections
At the same time you are making your agent selection, Lexicon must order property condition inspections on your home in order to purchase your home once an outside buyer is found, These inspections include, but are not be limited to:
•	General Property Condition Inspection

•	Pest Inspection (Wood destroying Organism – WDO)

•	Radon Inspection, if applicable for your area

•	Well and/or septic system inspection if appropriate
When your Relocation Counselor receives the inspection reports from the inspection company, copies are sent to you and required repairs, if any, will be reviewed with you. The inspection results allow you time to make any required repairs before a buyer makes an offer. Expenses associated with any repairs are NOT reimbursable
When repairs are completed during the marketing process and prior to an outside buyer’s offer, the home has more market appeal and buyers are less likely to want to negotiate price based on condition.
Title Search
In addition to property condition inspections, Lexicon will contact its national real estate title company to complete a title search on your home to ensure the title on your home is clear. The title company will also send you required documents necessary to close the sale with the outside buyer that you will need to complete and return so Lexicon can close the sale with the new buyer once an offer is accepted on your home.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Receiving an Offer from
an Outside Buyer
When you receive an acceptable offer from an outside buyer, your Relocation Counselor can assist you with the negotiation process. You can negotiate with the outside buyer until a verbal agreement is reached.
DO NOT SIGN ANY CONTRACT OR PURCHASE OFFER.
•	The written offer must list Lexicon Relocation, LLC as the seller.
•	Sale cannot be contingent on the sale of the buyer’s current home.
•	The written offer packet must include all required Lexicon and state required documents including:
o	buyer’s lender pre-approval letter

o	Lexicon and state property disclosure forms

o	inspection reports initialed by buyer.
Your Realtor® will send the outside buyer’s written offer including the above to your Relocation Counselor for review and approval.
If the offer meets all the requirements for the Buyer Value Option program, and you have completed and returned to Lexicon and the title company all your required paperwork; your Relocation Counselor will send you an Employee Home Purchase Agreement (EHPA) to purchase your home for the same price and terms as the outside buyer’s offer. After you sign and return Lexicon’s offer (EHPA), Lexicon will sign the written offer from the outside buyer.
Closing the Sale with
Lexicon
When you accept Lexicon’s offer on your home and need your equity to purchase a home in your new location, Lexicon will have its title company determine the equity in your home. Your equity will be based on the purchase price less any mortgage balance(s), taxes and interest prorated through your vacate date or offer acceptance date, whichever is later, and any agreed upon repair costs not previously completed. You will not be billed for any standard closing costs on the sale of your home to Lexicon.
Non-covered Closing
Expenses
The following costs are examples of items that are NOT covered closing expenses and will be deducted from your equity if they are included in the sale to the outside buyer:
•	Home Owner Warranties

•	Closing Costs typically paid by the buyer

•	FHA / VA fees

•	Concessions to the Buyer (examples are: repair or decorating allowances, homeowners’ association or property tax credits)

•	Buyer Broker Fees

•	Prepayment penalties over $2,500
This list is not all-inclusive. Questionable items should be addressed with your Relocation Counselor during the sale negotiation process.

Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Destination Assistance
Finding the Right
Home
Lexicon understands that finding the right home in the new location is vital to a successful relocation. Destination services provides access to either a rental finding professional or a qualified real estate agent who will be able to assist with area counseling and provide specific information such as:
•	Types and price ranges of available rental housing or homes for sale

•	Town and neighborhood data

•	Property tax information

•	Commuting information

•	Education, medical, religious and other personal information
For the Renter
Help is available to assist you in renting a home or an apartment in your new location. Your Relocation Counselor will refer you to a designated rental finding professional. Discovery will pay the fees associated with the use of one of these agents. These professionals are well qualified to assist you with area counseling and rental finding assistance. You are responsible for fees charged by agents who have not been referred to you by your Relocation Counselor.
For the
Homeowner
Selection of a knowledgeable and competent real estate broker in an unfamiliar area is very important. Do not contact a real estate agent in your new location prior to speaking with your Lexicon Relocation Counselor.
Lexicon has arranged to provide access to pre-qualified real estate firms and agents available in the new community who specialize in assisting relocating employees. The realtors recommended by Lexicon Relocation have been specially trained to address issues that are unique to relocation. Using one of these agents may relieve you of any pressure to use the services of a friend, relative or someone less qualified.
You are not required to use a Lexicon recommended agent to purchase or rent your new home. However, please register your agent with Lexicon prior to contacting the agent yourself.
Go to www.lexiconrelocation.com to access information on selecting communities, schools and buying a home.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

House Hunting Trip = Core Benefit
Eligibility
Employees are eligible for one trip up to a maximum of 5 nights total for you, your spouse and children. Reimbursable expenses include transportation, lodging and local fares to/from airports. Reasonable childcare expenses will be reimbursed if the children are not included on the trip. Other expenses such as house sitting and animal care are covered by your Miscellaneous Expense Allowance.
Travel Arrangements
All travel arrangements are in accordance with Discovery’s Travel Policy.
Covered Expenses
During the house-hunting trip, the following expenses will be reimbursed:
•	Round-trip transportation

•	Economy Coach class – if travel by air (move distance must exceed 300 miles)

•	Rental car costs

•	Mileage reimbursement at corporate mileage rate – if travel by personal auto

•	Reasonable lodging (5 nights maximum for homeowners)

•	Meal expenses at $40 per diem
Tax Assistance
Reimbursements for house hunting expenses are considered taxable income and will be reported as such.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Destination Inspection Program
In addition to obtaining a mortgage on your new home, you may want to have a home inspections performed prior to completing the transaction. To assist you with the inspection process your Relocation Counselor can arrange for a Home Inspection company representative to contact you and complete a Buyer’s Home Inspection on a property you wish to purchase.
Service Provides
The service provides the following benefits:
•	Written property condition inspection results

•	Technical counseling

•	“Ask the Inspector” question and answer toll-free number

•	No conflict of interest
Please contact your Relocation Counselor to arrange for new home inspections.

If you choose to use the Destination Inspection Program, please be aware that any fees you incur in connection with this service will be paid by you directly to the service provider and not covered under this policy.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

New Home Purchase Costs = Core Benefit
Eligibility
There are numerous expenses associated with the closing of a new home. Discovery will reimburse your normal and customary buyer’s closing costs in connection with the purchase of your new home. The following criteria must be met for reimbursement:
•	Your new home purchase must occur within two years of your effective date of transfer.
Qualified Expenses
Normal and customary closing costs for financing include, but are not limited to:
•	Loan origination, commitment, or service fee (maximum 1% of loan amount) if applicable

•	Reasonable attorney (legal) fees

•	Conveyance taxes

•	Title Insurance — Lender’s coverage only, if typically paid by the buyer

•	Recording fees (including tax stamps)

•	Mortgage application fee, credit reports

•	Appraisal fees

•	Flood certification

•	Inspections required by lender

•	Survey fees if required by lender
Non-reimbursable Expenses
The following costs will not be considered:
•	Discount points

•	Property tax, insurance or interest

•	Expenses normally charged to seller

•	Private Mortgage Insurance (PMI)

•	Improvement assessments by State, City, County taxing authorities
If you have any questions on what is normal and customary for your new area, please check with your Relocation Counselor.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Tax Assistance
Reimbursement or payment of certain reimbursement expenses may be considered taxable income and will be reported as such. Loan origination fees may be tax deductible and will not be tax assisted. The remaining closing costs may be tax assisted (see Tax Considerations).
Buyer Brokerage
Under Buyer Brokerage, a buyer may retain the services of a real estate broker who agrees to help the buyer locate and purchase a home for the best possible price.
In contrast to the traditional approach, a buyer broker’s basic duty is to work in the best interest of the buyer, pointing out flaws or other potential problems with specific properties in order to help the buyer negotiate the most favorable purchase terms possible.
Since Buyer Brokerage creates a totally different set of responsibilities and loyalties for all the parties involved in real estate transactions, responsibility for the compensation of buyer brokers can also shift.
In some instances the buyer’s broker will split the total fee with the seller’s listing broker. In other cases, the buyer of the property is responsible for paying a fee to the buyer’s broker. The key point to remember is that Buyer Brokerage may create a financial obligation for purchasers that would otherwise not exist under a traditional approach.

If you choose to use Buyer Brokerage, please be aware that any fees you incur in connection with this service will not be reimbursed under this policy. You are free to utilize the Miscellaneous Expense Allowance to cover these potential additional costs.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

New Home Mortgage = Core Benefit
Preferred Lender
As an added benefit to the relocation policy, Lexicon has established a relationship with Lexicon Relocation’s national mortgage partners to assist eligible transferring employees in obtaining financing in the new area. These national mortgage lenders offer competitive interest rates and a wide variety of mortgage programs. The service will include discrete, confidential mortgage counseling. Pre-qualification will be available to the employee to utilize before going on the house-hunting trip.
Direct Bill
Because the mortgage companies are familiar with the Lexicon, you should experience easy processing and reduced documentation. By utilizing one of these preferred mortgage companies, all reimbursable closing costs on the new home purchase that are within your relocation expense cap will be direct billed to Lexicon Relocation.
Advantages
Using the services of these preferred lenders offers many advantages:
•	Mortgage loan pre-approval process
•	Direct billing of closing costs
•	Consideration of spouse income
Your Relocation Counselor will describe the program options with you and can arrange to have a representative from these lenders contact you. If you would like to contact the lenders directly, please see the information below. Please identify yourself as an employee of Discovery
The Lenders’ websites contain valuable and informative materials including loan calculators and pre-qualification tools. Visit today to pre-qualify or apply for your new mortgage.
Contact Information

Wachovia Mortgage	800/776-3396	relo@wachovia.com
Countrywide Home Loans	800/659-7356	relocation@countrywide.com
Wells Fargo Home Mtg.	800/382-3093	notifications@wellsfargo.com
Proficio Mortgage	888/680-6841	www.proficiomortgage.com
Closing Cost Reimbursement
If you do not use the direct bill option, you must submit an official copy of the HUD within two weeks following the closing date. If the advance is not cleared by submission of the HUD, the entire amount of the advance will be considered taxable income and no tax assistance will be provided.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Renter’s Assistance = Core Benefit
Eligibility
If you are presently renting a home or apartment, you should read and become familiar with the provisions for canceling / terminating your lease.
Lease Termination
You should communicate your transfer date to the landlord as soon as possible and obtain a copy of the lease to review your options with the landlord.
The lease may contain a transfer clause, which would allow you to break it.
You or your landlord may be able to sublet the unit.
You may be required to pay a lease cancellation fee, which is reimbursable for up to two months rent for fees directly related to canceling the lease. Every effort should be made to keep this expense to a minimum. You are responsible for any damage or loss of security deposits.
Please speak to your Relocation Counselor for help determining the best schedule for your move and for preparing for discussions with your landlord. In many cases, landlords can be very reasonable in dealing with matters of corporate relocation.
Finder’s Fees
The Company will also reimburse a finder’s fee in metro New York City only, up to one month’s new rent, as necessary and when customary in the new location. You are eligible for a one day tour with a Lexicon Relocation Destination Services agent at your new location. You are responsible for fees charged by agents who have not been referred to you by your Relocation Counselor.
New Lease Agreement
A new lease should be examined carefully before it is signed. Should the new lease not already contain one, negotiate a cancellation clause that will give you the right to cancel the lease without penalty in the event of an employer-initiated transfer. However, if the landlord insists on a penalty, try to negotiate a cancellation fee of the equivalent of one month’s rent or not more than two month’s rent.
You SHOULD include the following “Transfer Clause” when executing a lease agreement:
“Notwithstanding any other provisions of this lease, it is agreed between the tenant and the landlord or his / her agent that in the event that the tenant is relocated by the tenant’s employer to a new location, the tenant shall have the option of terminating this lease:
Upon giving the Landlord or his / her agent at least thirty (30) days notice in writing by certified mail;
OR
Upon the tenant paying to the landlord or his / her agent a sum of $___*, exclusive of any security and / or damage deposit for said premises.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

If this lease is terminated due to transfer, the security and / or damage deposit shall be returned to tenant as provided elsewhere in this lease.
A letter or copy of a letter from the tenant’s employer attesting to the transfer shall be considered satisfactory proof of such transfer.”
*Not to exceed two month’s rent — it is your responsibility to negotiate this figure as low as possible.
Modifications may be made in the Transfer Clause to conform to local custom.
Tax Assistance
Reimbursements or payments for Lease Cancellation and Finder’s Fee expenses are considered taxable income and will be reported as such. Tax assistance will be provided (see Tax Considerations).

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Moving Your Household Goods = Core Benefit
Overview
In anticipation of your forthcoming move, Discovery will pack and ship your household and personal goods. Lexicon Relocation has contracted with a top quality, national van line to provide this service to you. You will be given a mover who is best suited to provide you with quality service based on your location.
You should contact your Relocation Counselor as early as possible to establish a preliminary schedule as household goods shipments can take up to three weeks to book. Once Lexicon Relocation contacts the mover, a representative will be contacting you to arrange for a pre-move survey. This person will work with you in all subsequent scheduling of packing, moving and delivery.
Covered Shipment Expenses:
The following expenses and services are covered:
•	Packing and shipping of ordinary household goods and personal effects

•	Disconnect and reconnect of normal household appliances provided by the carrier
Items Not Eligible to be Transported — Expenses/Services Not Covered
The following expenses and services are not covered:
•	Picking up or dropping off furnishings of secondary homes or items in storage

•	Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals

•	Shipment of hot tubs / spas, sheds, above ground pools

•	Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value

•	Removal, disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures

•	Shipment of boats, recreational vehicles and unusually heavy or cumbersome hobby materials

•	Extra pickups or deliveries at any location other than your primary residence

•	Overtime charges (weekends and evening hours)

•	Special packing or transportation of frozen foods, plants, wine collections or other perishables

•	Moving or shipping such items as trees, shrubs, construction materials, firewood, livestock and other non-domestic and domestic animals

•	Tips or other gratuities to the moving company’s employees

•	Any services performed by the employee, dependents or relatives. Special charges associated with assembly or disassembly of personal furnishings (exclusive of beds), antiques, specialty items, satellite dish/ antennae, swing sets, patio furniture or other outdoor fixtures

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Handling Oversized Items
With prior review by your Relocation Counselor, Discovery may provide for the shipment of recreational vehicles; e.g., jet skis, snowmobiles, motorcycles, if they cannot be driven or towed. They must be able to be shipped as part of the regular shipment of household goods and will be shipped in lieu of an automobile. Other large items such as grandfather clocks and slate pool tables that require crating will be shipped in the van with your other household goods.
Valuation Coverage
Valuation coverage at full replacement value (up to $100,000 based on the weight of your shipment is provided for your personal property while in transit. The valuation does not cover: bank accounts, bills, deeds, evidence of debt, currency, letters of credit, passports, airline or other tickets, securities, bullion, precious stones, stamp or coin collections. Special arrangements should be made for these items.
Additional valuation is at your expense. Consult your personal insurance policy representative for an explanation of coverage for items in transit, as well as coverage for vacant property at the former and/or new locations, if applicable.
Flexible Household Moving Benefits
Automobiles
You are encouraged to drive your personal car(s) to the new location when you report to work. Mileage reimbursement is made at the company’s current mileage rate. If the distance to the new location is more than 300 miles and less than 500 miles, you may ship one (1) automobile. If the distance to the new location exceeds 500 miles, you may ship two (2) automobiles. Insurance on such vehicles will be provided, however, vehicles that are shipped are not eligible for mileage expense reimbursement. Shipment of Automobiles is a Flexible Relocation Benefit.
Storage
You should make every effort to move directly to your permanent residence. If your new home is not accessible for delivery of your household goods or if you are required to vacate your previous residence due to a buyer requiring immediate occupancy, temporary storage will be provided for a period not to exceed 30 days. Delivery out of storage will be covered as well. If a partial shipment is made, you will be responsible for all expenses associated with additional shipments. Storage of household goods is considered a Flexible relocation benefit.
Pets
Pet transportation is your responsibility and is not a covered expense in this policy. Your Relocation Counselor can provide recommendations for pet transportation services.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Temporary Living = Flexible Benefit
Eligibility
If you are required to report to work at the new location before it is possible to move your family, you will be reimbursed for reasonable expenses incurred while away from home and visits to the family for a specified period if you have funds available in your flexible benefit policy. Temporary living coverage will only be paid when you are incurring expenses at both the old and new location. See Final Move Trip for information about covered expenses for your actual move.
Covered Expenses
Cost of meals or groceries while in temporary living are not reimbursable. Your Relocation Counselor will assist you in obtaining suitable living facilities. The expenses incurred for temporary living accommodations are billed directly to Lexicon.
Excluded Expenses
You will not receive reimbursement for any other expenses, including car rental expenses during your temporary living. You should plan on using your personal auto during this time, as car rental fees are not reimbursable. If the move distance is greater than 500 miles, you may pre-ship one car.
Return Trips Home
If you report to your new location before being joined by your family, you may be reimbursed for return trips to visit your family. Return trips must follow Discovery’s Travel Policy.
Tax Assistance
Reimbursements or payments for Temporary Living expenses are considered taxable income and will be reported as such.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Duplicate Housing = Flexible Benefit
Overview
If you close on a home in your new location prior to the sale of your home in the former location, Discovery will reimburse you for up to 6 months of duplicate housing expenses to a maximum of $10,000.
Reimbursed Expenses
Discovery will reimburse you for the duplicate housing expenses incurred on the lower of the two home payments for the following:
•	Mortgage Interest (1st mortgage only)
Payment of duplicate expenses is based on the actual number of days which expenses overlap and will be reimbursed up to a maximum of 6 months based on the dates of homeownership.
Reimbursement will be made upon receipt of documented duplicate expenses such as your mortgage statement.
Tax Assistance
Duplicate housing reimbursements are considered taxable income.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Final Move Trip = Flexible Benefit
Overview
You may be reimbursed for one-way transportation for you and your family to travel to the new location. Final Trip expenses are considered a Flexible relocation benefit.
Final Move Defined
The final move trip is defined as one day in the old and one day in the new and days en route. Any remaining days are considered temporary living.
Air Travel
All travel arrangements are in accordance with Discovery’s Travel Policy. Air Travel will be reimbursed as follows:
•	Airfare via coach class if the move is over 300 miles, 7-day advance purchase ticket is required.

•	Actual and reasonable costs for subsistence in transit or related to transportation, including transportation to and from the airport, baggage transfer, rental car (if car (s) have been shipped).
Personal Automobile Travel
Personal Automobile Travel will be reimbursed as follows:
•	If the move is less than 300 miles, mileage will be reimbursed at the current corporate mileage rate.

•	If the move is over 300 miles and you choose to drive, you will be reimbursed for reasonable lodging, meals and mileage at the current corporate mileage rate.

•	Actual and reasonable costs for subsistence in transit for you and your dependents including meals and lodging.
Tax Assistance
Meals and mileage over the IRS mileage cap are considered taxable income and will be tax assisted. All other items are excluded from income (see Tax considerations).

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Tax Considerations
IRS — Federal Income Tax
Federal income tax laws require many of the relocation expenses paid by an employer to or on behalf of an employee to be reported as income on the employee’s W-2 (Wage and Tax Statement) for the year in which payment is made.
Tax Assistance
Discovery may provide tax assistance of 25% Federal plus supplemental State & FICA tax on many of these payments made to you.
Definitions
To better understand how tax assistance works, the following terms are defined:
•	Excludable expenses

•	Deductible expenses

•	Non-deductible expenses
Excludable Expenses
Some expenses are considered non-income items and do not require reporting to the IRS as income to you. Examples of excludable expenses are:
•	Buyer Value Option Home Sale program costs

•	Shipment of your household goods

•	Storage of your household goods (first 30 days);

•	Final move expenses, excluding meals and mileage reimbursement up to the IRS limit for Final Trip mileage.
Deductible Expenses
Deductible expenses are those that can be deducted from your taxable income at the time you prepare your annual federal income tax return. Examples of deductible expenses are:
•	Mortgage interest provided for Duplicate Housing

•	Loan origination or discount points

•	Prepayment Penalty
Non-deductible Expenses
Non-deductible expenses are all relocation expenses that are neither excludable nor deductible. They will be included on your W-2 and are taxable as income. Examples of non-deductible expenses are:
•	Final trip in route meals and mileage reimbursement over the IRS moving cap

•	House hunting and Temporary Living Cost

•	Lease Cancellation

•	Miscellaneous Expense Allowance (taxes will be withheld from this payment)

•	Storage over 30 days
Tax Assistance Payments
Payments for tax assistance are not paid to you. Instead, the payments are calculated and included in your W-2 as withheld taxes. The tax assistance is then submitted to the proper government agencies on your behalf.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Payments Not Eligible for Tax Assistance
The relocation expense payments that are not tax assisted are identified in the appropriate sections of this handbook. You can also refer to the tax summary information table located on the following page. For those expenses, taxes will be withheld from any reimbursement made to you. The withholding amount is determined using supplemental rates.
Recordkeeping
Please note:
•	You are encouraged to keep records and receipts of all your expenses

•	A year-end tax reporting statement that will itemize all of your relocation expenses will be prepared and sent to you from Lexicon Relocation
Tax Advice
Discovery does not assume responsibility for specific guidance in the matter of filing individual tax returns — this remains your responsibility. You may wish to consult a professional tax advisor for details on the tax implications of your relocation. Along with the seeking the assistance of a professional tax advisor, consider reading the following IRS information guides:
•	Publication 521 — Moving Expenses

•	Publication 523 — Tax Information on Selling Your Home
To order these guides or necessary tax forms call 1-800-TAX-FORM. You can also access these forms on the IRS web site: www.irs.ustres.gov

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

Tax Summary

Tax
Provision	Added to W-2	Taxable Income	Assistance
Buyer Value Option Home Sale on your Old Home	No	No	No
Duplicate Housing	Yes	Yes	Yes[1]
Final Move Trip	No	No	Yes[2]
Home Finding Trip	Yes	Yes	Yes
Lease Cancellation	Yes	Yes	Yes
Miscellaneous Allowance	Yes	Yes	No
Movement of Household Goods	No	No	N/A
New Home Closing Costs	Yes	Yes	Yes[3]
Storage of Household Goods (up to 30 days)	No	No	N/A
Storage of Household Goods over 30 days	Yes	Yes	Yes
Temporary Living/Trips Home	Yes	Yes	Yes

[1]	Interest payments are considered deductible and will not be tax assisted.

[2]	In 2008, the first $.19 per mile of mileage reimbursement is not taxable income. All mileage over $.19 per mile is taxable income and will be tax assisted. Meals incurred during your move to the new location are taxable income and will be tax assisted.

[3]	Due to their deductibility, Loan Origination Fees and Discount Points are not tax assisted.

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008

U.S. Executive Relocation Policy
Repayment Agreement — Tier C
In order to receive relocation benefits, the Repayment Agreement must be signed and returned to Discovery before any relocation related expenses are paid/reimbursed.

Employee Name:

Please Print
Social Security Number:		New Location:

Effective Date of Transfer:	Division / Dept.:

Manager’s Name:

This Agreement is effective as of date signed. It is between Discovery and

(“Employee”)

As of the effective date of this Agreement, Discovery has or will spend a sum of money for the purpose of reassigning the Employee and the Employee’s eligible household members to new work location.
The Employee acknowledges receipt of a Relocation Policy, which is incorporated herein by reference. This Policy sets forth those items which Discovery will either pay on behalf of the Employee or reimburse the Employee, including, but not limited to, those expenses associated with the lump sum allowance and movement of household goods.
In consideration of Discovery’s direct payment and / or reimbursement of expenses associated with the Employee’s relocation, the Employee agrees that should he/she voluntarily terminate employment within 12 months of relocation, the Employee agrees to repay all direct payments.
Discovery may withhold from any wages due the Employee all advances either not reconciled within 30 days, or due as a result of your voluntary termination within 12 months after the Employee is assigned to commence at the new location.
Further, the Employee confirms that neither he/she nor any other household member is receiving relocation benefits from any other company or source. The Employee acknowledges that relocation benefits paid by Discovery would be subject to reduction, if benefits were also paid by another source.
The employee agrees to follow and comply with all conditions of this policy.
AUTHORIZATION AND ROUTING:

Employee’s Signature	Date Signed

Discovery Signature	Date Signed

B30 Relocation Policy V+	Published 1-2-2008	Effective January 1, 2008